Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	October 1, 2003 through October 31, 2003
Payment Date	November 25, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,320,586.47
Principal Collections	$51,743,417.17
Substition Amounts	$—
Additional Draws	$27,827,664.27

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,340,585.38	1.117154487
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,454,537.39
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$24,385,542.64
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,454,537.39

Balances

		Percentage Interest
Beginning Note Balance		$1,073,661,264.10	98.61%
Ending Note Balance		$1,049,275,721.46	98.55%
	Change	$24,385,542.64
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,088,744,912.65
Ending Pool Balance		$1,064,734,833.70
	Change	$24,010,078.95
Beginning Principal Balance		$1,088,744,912.65
Ending Principal Balance		$1,064,734,833.70
	Change	$24,010,078.95
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#		$
Two statement cycle dates:		3		$43,723.18
Three statement cycle dates:		4		$216,627.38
Four statement cycle dates:		2		$37,604.89
Five statement cycle dates:		1		$77,070.22
Six statement cycle dates:		1		$459,112.24
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		3		$94,326.05

Additional Information

Net WAC Rate	3.26%
Overcollateralization Target	$15,459,112.24
Overcollateralization Amount	$15,459,112.24
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	44.312%
Net CPR (1 mo. Annualized)	23.560%
Draw Rate (1 mo. Annualized)	26.628%
WAM	220.10
AGE	13.39

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator